Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of September 30, 2010

PRESS RELEASE NASDAQ Symbol ACGL For Immediate Release	Wessex House, 4th Floor 45 Reid Street Hamilton HM 12 Bermuda 441-278-9250 441-278-9255 fax CONTACT: John C.R. Hele Executive Vice President and Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2010 THIRD QUARTER RESULTS

HAMILTON, BERMUDA, October 25, 2010 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2010 third quarter was $141.6 million, or $2.77 per share, compared to $274.4 million, or $4.39 per share, for the 2009 third quarter. The Company also reported after-tax operating income available to common shareholders of $130.7 million, or $2.55 per share, for the 2010 third quarter, compared to $160.3 million, or $2.56 per share, for the 2009 third quarter. All earnings per share amounts discussed in this release are on a diluted basis.

The Company’s book value per common share was $89.24 at September 30, 2010, an 8.7% increase from $82.07 per share at June 30, 2010 and a 22.2% increase from $73.01 per share at December 31, 2009. The Company’s after-tax operating income available to common shareholders represented a 12.3% annualized return on average common equity for the 2010 third quarter, compared to 16.4% for the 2009 third quarter. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 7 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The following table summarizes the Company’s underwriting results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2010	2009	2010	2009

Gross premiums written	$831,788	$937,328	$2,602,575	$2,874,219
Net premiums written	636,117	727,308	2,028,129	2,244,025
Net premiums earned	627,409	734,385	1,920,337	2,134,207
Underwriting income	60,486	73,835	146,648	256,848

Combined ratio	90.4%	90.0%	92.4%	88.0%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands, except share data)	2010	2009	2010	2009

After-tax operating income available to common shareholders	$130,672	$160,332	$361,585	$492,374
Net realized gains, net of tax	68,611	69,190	175,233	48,836
Net impairment losses recognized in earnings, net of tax	(2,075)	(4,643)	(8,091)	(61,563)
Equity in net income of investment funds accounted for using the equity method, net of tax	9,708	69,119	38,410	135,428
Net foreign exchange gains (losses), net of tax	(65,346)	(19,591)	21,956	(48,670)
Net income available to common shareholders	$141,570	$274,407	$589,093	$566,405

Diluted per common share results:
After-tax operating income available to common shareholders	$2.55	$2.56	$6.78	$7.87
Net realized gains, net of tax	1.34	1.11	3.29	0.78
Net impairment losses recognized in earnings, net of tax	(0.04)	(0.08)	(0.15)	(0.98)
Equity in net income of investment funds accounted for using the equity method, net of tax	0.19	1.11	0.72	2.16
Net foreign exchange gains (losses), net of tax	(1.27)	(0.31)	0.41	(0.78)
Net income available to common shareholders	$2.77	$4.39	$11.05	$9.05

Weighted average common shares and common share equivalents outstanding – diluted	51,182,009	62,533,816	53,317,198	62,590,228

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. For the 2010 third quarter, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 57.3% and an underwriting expense ratio of 33.1%, compared to a loss ratio of 60.6% and an underwriting expense ratio of 29.4% for the 2009 third quarter. For the nine months ended September 30, 2010, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 59.9% and an underwriting expense ratio of 32.5%, compared to a loss ratio of 58.3% and an underwriting expense ratio of 29.7% for the nine months ended September 30, 2009. The loss ratio of 57.3% for the 2010 third quarter was comprised of 49.4 points of paid losses, 3.8 points related to reserves for reported losses and 4.1 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that relatively limited historical information has been reported to the Company through September 30, 2010. As actual loss information is reported to the Company and it develops its own loss experience, the Company will give more emphasis to other actuarial techniques. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA+.” The average effective duration of the portfolio was 3.11 years at September 30, 2010, compared to 2.87 years at December 31, 2009. During 2010, the Company has continued to diversify its investment portfolio by increasing its holdings in portfolios which include allocations to global natural resource markets and other sectors and investment funds which invest in global equities, fixed income securities, commodities, property and emerging markets as part of total return objectives. Such amounts, which are included in ‘Other investments’ on the Company’s balance sheet, were approximately 3.5% of total investable assets at September 30, 2010.

Including the effects of foreign exchange, total return on the Company’s investment portfolio was approximately 3.61% for the 2010 third quarter, compared to 4.75% for the 2009 third quarter, and 7.08% for the nine months ended September 30, 2010, compared to 10.01% for the nine months ended September 30, 2009. Excluding the effects of foreign exchange, total return was 2.94% for the 2010 third quarter, compared to 4.63% for the 2009 third quarter, and 7.31% for the nine months ended September 30, 2010, compared to 9.30% for the nine months ended September 30, 2009.

Net investment income for the 2010 third quarter was $90.8 million, or $1.77 per share, compared to $100.2 million, or $1.60 per share, for the 2009 third quarter. The comparability of net investment income between the 2010 and 2009 periods was influenced by the Company’s share repurchase program described below. The pre-tax investment income yield was 3.33% for the 2010 third quarter, compared to 3.76% for the 2009 third quarter, and 3.41% for the nine months ended September 30, 2010, compared to 3.82% for the nine months ended September 30, 2009. The lower yields in the 2010 periods primarily reflect lower prevailing interest rates available in the market.

Consolidated cash flow provided by operating activities for the 2010 third quarter was $267.4 million, compared to $290.1 million for the 2009 third quarter, and $657.6 million for the nine months ended September 30, 2010, compared to $808.7 million for the nine months ended September 30, 2009. The decline in operating cash flows in the 2010 periods primarily reflect a lower premium volume.

For the 2010 third quarter, the Company’s effective tax rates on income before income taxes and pre-tax operating income were 2.1% and 2.0%, respectively, compared to 0.8% and 0.5%, respectively, for the 2009 third quarter. For the nine months ended September 30, 2010, the Company’s effective tax rates on income before income taxes and pre-tax operating income were 1.8% and 2.0%, respectively, compared to 3.4% and 2.9%, respectively, for the nine months ended September 30, 2009. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company currently expects that its annual effective tax rate on pre-tax operating income available to common shareholders for the year ended December 31, 2010 will be in the range of 1.0% to 3.0%. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $8.7 million of federal excise taxes for the nine months ended September 30, 2010, compared to $9.7 million for the nine months ended September 30, 2009. Such amounts are reflected as acquisition expenses in the Company’s consolidated statements of income.

Net foreign exchange losses for the 2010 third quarter were $65.2 million (net unrealized losses of $66.1 million and net realized gains of $0.9 million), compared to net foreign exchange losses for the 2009 third quarter of $19.8 million (net unrealized losses of $18.9 million and net realized losses of $0.9 million). The 2010 third quarter net foreign exchange losses primarily resulted from the weakening of the U.S. Dollar against the Euro,

British Pound and other currencies during the period, which partially offset gains recorded through the first six months of 2010. Net foreign exchange gains for the nine months ended September 30, 2010 were $22 million (net unrealized gains of $20.9 million and net realized gains of $1.1 million), compared to net foreign exchange losses for the nine months ended September 30, 2009 of $48.2 million (net unrealized losses of $45.1 million and net realized losses of $3.1 million).

Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Historically, the Company has held investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. As a result of the current financial and economic environment as well as the potential for additional investment returns, the Company may not match a portion of its projected liabilities in foreign currencies with investments in the same currencies, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.

During the 2010 third quarter, the Company repurchased 0.7 million common shares for an aggregate purchase price of $53.4 million under its share repurchase program. Since the inception of the share repurchase program through September 30, 2010, ACGL has repurchased 28.8 million common shares for an aggregate purchase price of $2.01 billion. At September 30, 2010, $487.7 million of repurchases were available under the share repurchase program.

At September 30, 2010, the Company’s capital of $5.14 billion consisted of $300.0 million of senior notes, representing 5.8% of the total, $125.0 million of revolving credit agreement borrowings due in August 2011, representing 2.4% of the total, $325.0 million of preferred shares, representing 6.3% of the total, and common shareholders’ equity of $4.39 billion, representing the balance. At December 31, 2009, the Company’s capital of $4.72 billion consisted of $300.0 million of senior notes, representing 6.4% of the total, $100.0 million of revolving credit agreement borrowings due in August 2011, representing 2.1% of the total, $325.0 million of preferred shares, representing 6.9% of the total, and common shareholders’ equity of $4.00 billion, representing the balance.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Tuesday, October 26, 2010. A live webcast of this call will be available via the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on October 26 at 2:00 p.m. Eastern Time until November 2, 2010 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 50600078), and international callers should dial 617-801-6888 (passcode 50600078).

Please refer to the Company’s Financial Supplement dated September 30, 2010, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly, including the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm/presentations.aspx for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $5.14 billion in capital at September 30, 2010, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PLSRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PLSRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                        general economic and market conditions (including inflation, interest rates, foreign currency exchange rates and prevailing credit terms) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                        developments in the world’s financial and capital markets and the Company’s access to such markets;

•                        the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data;

•                        the loss of key personnel;

•                        the integration of businesses the Company has acquired or may acquire into its existing operations;

•                        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through September 30, 2010;

•                        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                        severity and/or frequency of losses;

•                        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                        the Company’s investment performance, including legislative or regulatory developments that may adversely affect the market value of the Company’s investments;

•                        material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•                        changes in the political environment of certain countries in which the Company operates or underwrites business;

•                        statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•                        the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses included in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share

	September 30,	December 31,
(U.S. dollars in thousands, except share data)	2010	2009

Calculation of book value per common share:
Total shareholders’ equity	$4,717,910	$4,323,349
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	$4,392,910	$3,998,349
Common shares outstanding, net of treasury shares (1)	49,225,371	54,761,678
Book value per common share	$89.24	$73.01

(1)        Excludes the effects of 4,340,029 and 5,016,104 stock options and 175,174 and 261,012 restricted stock units outstanding at September 30, 2010 and December 31, 2009, respectively.

Share Repurchase Activity

	Three Months Ended		Nine Months Ended		Cumulative
(U.S. dollars in thousands,	September 30,		September 30,		September 30,
except share data)	2010	2009	2010	2009	2010

Effect of share repurchases:
Aggregate cost of shares repurchased	$53,398	$98,194	$503,724	$99,746	$2,012,321
Shares repurchased	681,065	1,533,247	6,855,205	1,566,552	28,826,317
Average price per share repurchased	$78.40	$64.04	$73.48	$63.67	$69.81
Estimated net accretive impact on diluted earnings per share (1)	$0.70	$0.37	$1.65	$1.15
Estimated net accretive impact on ending book value per common share (2)					$7.18

(1)          The estimated impact on diluted earnings per share was calculated comparing reported results versus (i) after-tax operating income (loss) per share plus an estimate of lost net investment income on the cumulative share repurchases divided by (ii) weighted average diluted shares outstanding excluding the weighted average impact of cumulative share repurchases. The impact of cumulative share repurchases was accretive to diluted earnings per share in the periods presented.

(2)          As the cumulative average price per share of shares repurchased through September 30, 2010 was lower than the ending book value per common share, the repurchase of shares increased ending book value per common share.

Investment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands, except share data)	2010	2009	2010	2009

Components of net investment income:
Fixed maturities and short-term investments	$94,682	$105,354	$287,009	$307,484
Securities lending transactions	60	487	166	2,189
Other	1,234	281	2,540	1,616
Gross investment income	95,976	106,122	289,715	311,289
Investment expense	(5,208)	(5,909)	(15,438)	(14,709)
Net investment income	$90,768	$100,213	$274,277	$296,580

Per share	$1.77	$1.60	$5.14	$4.74

Investment income yield, at amortized cost (1):
Pre-tax	3.33%	3.76%	3.41%	3.82%
After-tax	3.22%	3.64%	3.30%	3.70%

Cash flow from operations	$267,424	$290,119	$657,561	$808,664

(1)          Investment income yield calculations exclude the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

	September 30,	December 31,
(U.S. dollars in thousands)	2010	2009

Investable assets:
Fixed maturities available for sale, at market value	$9,810,102	$9,391,926
Fixed maturities pledged under securities lending agreements, at market value (1)	184,226	208,826
Total fixed maturities	9,994,328	9,600,752
Short-term investments available for sale, at market value	780,671	571,490
Short-term investments pledged under securities lending agreements, at market value (1)	18,995	3,993
Cash	365,997	334,571
TALF investments, at market value (2)	410,881	250,265
Other investments
Credit funds	231,851	63,146
Equity securities and other	186,560	109,027
Investment funds accounted for using the equity method (3)	432,418	391,869
Securities transactions entered into but not settled at the balance sheet date	(319,954)	50,790
Total investable assets (1)	$12,101,747	$11,375,903

Fixed income portfolio (1):
Average effective duration (in years)	3.11	2.87
Average credit quality	AA+	AA+
Imbedded book yield on fixed maturities (before investment expenses)	3.53%	3.64%

(1)          This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at market value.

(2)          The Federal Reserve’s Term Asset-Backed Securities Loan Facility (“TALF”) provides secured financing for certain asset-backed securities and legacy commercial mortgage-backed securities. TALF financing is non-recourse to the Company, is collateralized by the purchased securities and provides financing for the purchase price of the securities, less a ‘haircut’ that varies based on the type of collateral. The Company can deliver the collateralized securities to the Federal Reserve in full defeasance of the loan.

(3)          Changes in the carrying value of investments accounted for using the equity method are recorded as ‘Equity in net income (loss) of investment funds accounted for using the equity method’ rather than as an unrealized gain or loss component of accumulated other comprehensive income in shareholders’ equity.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2010	2009	2010	2009

Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$310,172	$365,423	$938,231	$1,079,341
Increase in unpaid losses and loss adjustment expenses	49,021	79,491	212,158	164,973
Total losses and loss adjustment expenses	$359,193	$444,914	$1,150,389	$1,244,314

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(8,193)	$(17,939)	$(5,375)	$(45,114)
Reinsurance	(29,059)	(38,508)	(94,242)	(120,996)
Total	$(37,252)	$(56,447)	$(99,617)	$(166,110)

Impact on losses and loss adjustment expenses:
Insurance	$(9,251)	$(16,770)	$(13,307)	$(44,585)
Reinsurance	(29,327)	(38,995)	(94,884)	(124,437)
Total	$(38,578)	$(55,765)	$(108,191)	$(169,022)

Impact on acquisition expenses:
Insurance	$1,058	$(1,169)	$7,932	$(529)
Reinsurance	268	487	642	3,441
Total	$1,326	$(682)	$8,574	$2,912

Impact on combined ratio:
Insurance	(2.0)%	(4.1)%	(0.4)%	(3.6)%
Reinsurance	(13.5)%	(13.2)%	(14.0)%	(13.9)%
Total	(5.9)%	(7.7)%	(5.2)%	(7.8)%

Impact on loss ratio:
Insurance	(2.2)%	(3.8)%	(1.1)%	(3.5)%
Reinsurance	(13.6)%	(13.4)%	(14.1)%	(14.3)%
Total	(6.1)%	(7.6)%	(5.6)%	(7.9)%

Impact on acquisition expense ratio:
Insurance	0.2%	(0.3)%	0.7%	(0.1)%
Reinsurance	0.1%	0.2%	0.1%	0.4%
Total	0.2%	(0.1)%	0.4%	0.1%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$2,513	$—	$29,812	$—
Reinsurance	21,644	5,271	59,441	13,310
Total	$24,157	$5,271	$89,253	$13,310

Impact on loss ratio:
Insurance	0.6%	0.0%	2.4%	0.0%
Reinsurance	10.0%	1.8%	8.8%	1.5%
Total	3.9%	0.7%	4.6%	0.6%

(1)          Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

Segment Information – Discussion of 2010 Third Quarter Performance

For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated September 30, 2010 on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Insurance Segment

	Three Months Ended
	September 30,
(U.S. dollars in thousands)	2010	2009

Gross premiums written	$624,490	$673,986
Net premiums written	431,361	473,676
Net premiums earned	411,881	443,319
Underwriting income	2,947	7,413

Loss ratio	64.4%	68.4%
Acquisition expense ratio	16.1%	13.6%
Other operating expense ratio	18.7%	16.3%
Combined ratio	99.2%	98.3%

Catastrophic activity and prior year development:
Current accident year catastrophic events	0.6%	0.0%
Net favorable development in prior year loss reserves, net of related adjustments	(2.0)%	(4.1)%
Combined ratio excluding such items	100.6%	102.4%

Gross premiums written by the insurance segment in the 2010 third quarter were 7.3% lower than in the 2009 third quarter as reductions in commercial aviation, property, executive assurance and national accounts casualty lines of business were partially offset by increases in collateral protection business and energy casualty business. The reduction in commercial aviation business primarily resulted from a strategic decision to exit the business while the lower level of property and executive assurance business was due in part to market conditions. The lower level of national accounts casualty business resulted from the non-renewal of one account and changes in ceded reinsurance structure. Growth in collateral protection business and energy casualty business was generated through new business opportunities.

Net premiums written were 8.9% lower than in the 2009 third quarter and also reflect changes in the mix of business, reinstatement premiums and the impact of changes in reinsurance structure. Net premiums earned by the insurance segment in the 2010 third quarter were 7.1% lower than in the 2009 third quarter, and reflect changes in net premiums written over the previous five quarters.

The 2010 third quarter loss ratio included 0.6 points for current year catastrophic event activity, primarily related to the New Zealand earthquake event, while the 2009 third quarter did not include any significant catastrophic activity. In addition, the 2010 third quarter loss ratio benefitted from a lower level of large loss activity than the 2009 third quarter. Estimated net favorable development, before related adjustments, reduced the loss ratio by 2.2 points in the 2010 third quarter, compared to 3.8 points in the 2009 third quarter. The estimated net favorable development in the 2010 third quarter primarily resulted from better than expected claims emergence in property and other short-tail lines, primarily from the 2005 to 2008 accident years, and executive assurance business from the 2004 and 2007 accident years.

The underwriting expense ratio was 34.8% in the 2010 third quarter, compared to 29.9% in the 2009 third quarter. The acquisition expense ratio was 16.1% in the 2010 third quarter, compared to 13.6% in the 2009 third quarter. The 2010 third quarter ratio included 0.8 points of contingent commissions, compared to 0.3 points in the 2009 third quarter, and reflects changes in the form of reinsurance ceded and mix of business.  The operating expense ratio was 18.7% in the 2010 third quarter, compared to 16.3% in the 2009 third quarter, with the increase due in part to a lower level of net premiums earned in the 2010 third quarter.  In addition, the 2010 third quarter operating expense ratio reflected 0.7 points related to costs incurred which are not expected to impact the insurance segment’s results in the 2010 fourth quarter.

Reinsurance Segment

	Three Months Ended
	September 30,
(U.S. dollars in thousands)	2010	2009

Gross premiums written	$208,770	$266,193
Net premiums written	204,756	253,632
Net premiums earned	215,528	291,066
Underwriting income	57,539	66,422

Loss ratio	43.5%	48.7%
Acquisition expense ratio	20.4%	21.2%
Other operating expense ratio	9.4%	7.3%
Combined ratio	73.3%	77.2%

Catastrophic activity and prior year development:
Current accident year catastrophic events	10.0%	1.8%
Net favorable development in prior year loss reserves, net of related adjustments	(13.5)%	(13.2)%
Combined ratio excluding such items	76.8%	88.6%

Gross premiums written by the reinsurance segment in the 2010 third quarter were 21.6% lower than in the 2009 third quarter, primarily due to share decreases and non-renewals in property other than property catastrophe, casualty and property catastrophe business, partially offset by growth in the reinsurance segment’s other specialty line. Net premiums written by the reinsurance segment in the 2010 third quarter were 19.3% lower than in the 2009 third quarter, primarily due to the items noted above. Net premiums earned in the 2010 third quarter were 26.0% lower than in the 2009 third quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The 2010 third quarter loss ratio included 10.0 points related to current year catastrophic activity, primarily related to the New Zealand earthquake event, compared to 1.8 points in the 2009 third quarter. Estimated net favorable development, before related adjustments, reduced the loss ratio by 13.6 points in the 2010 third quarter, compared to 13.4 points in the 2009 third quarter. The estimated net favorable development in the 2010 third quarter primarily resulted from better than expected claims emergence in property and other short-tail lines, primarily from the 2006 to 2009 underwriting years, and casualty business from the 2003 to 2005 underwriting years. The balance of the change in the 2010 third quarter loss ratio reflected an increase in the underwriting profit of the reinsurance segment’s property facultative operations, a lower level of large loss activity than in the 2009 third quarter. In addition, the 2010 third quarter included a higher level of shorter-tail premiums earned and an increase in the percentage of premiums earned from excess of loss contracts than in the 2009 third quarter, resulting in a lower loss ratio in the nine months ended September 30, 2010 period.

The underwriting expense ratio was 29.8% in the 2010 third quarter, compared to 28.5% in the 2009 third quarter. The acquisition expense ratio for the 2010 third quarter was 20.4%, compared to 21.2% for the 2009 third quarter. The comparison of the 2010 third quarter and 2009 third quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commission income. The 2010 third quarter other operating expense ratio of 9.4% was higher than in the 2009 third quarter primarily due to the lower level of net premiums earned and a higher contribution to net premiums earned from the reinsurance segment’s property facultative operations which operate primarily on a direct basis and, accordingly, at a higher operating expense ratio.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues
Net premiums written	$636,117	$727,308	$2,028,129	$2,244,025
Change in unearned premiums	(8,708)	7,077	(107,792)	(109,818)
Net premiums earned	627,409	734,385	1,920,337	2,134,207
Net investment income	90,768	100,213	274,277	296,580
Net realized gains	68,828	70,638	178,724	53,681

Other-than-temporary impairment losses	(2,679)	(7,860)	(9,732)	(142,663)
Less investment impairments recognized in other comprehensive income, before taxes	604	3,217	1,641	81,023
Net impairment losses recognized in earnings	(2,075)	(4,643)	(8,091)	(61,640)

Fee income	874	826	2,551	2,568
Equity in net income of investment funds accounted for using the equity method	9,708	69,119	38,410	135,428
Other income	1,840	5,687	12,346	14,588
Total revenues	797,352	976,225	2,418,554	2,575,412

Expenses
Losses and loss adjustment expenses	359,193	444,914	1,150,389	1,244,314
Acquisition expenses	111,279	122,739	336,378	373,011
Other operating expenses	103,121	99,743	311,460	286,153
Interest expense	7,371	6,001	22,547	17,425
Net foreign exchange (gains) losses	65,157	19,755	(22,069)	48,208
Total expenses	646,121	693,152	1,798,705	1,969,111

Income before income taxes	151,231	283,073	619,849	606,301

Income tax expense	3,200	2,205	11,373	20,513

Net Income	148,031	280,868	608,476	585,788

Preferred dividends	6,461	6,461	19,383	19,383

Net income available to common shareholders	$141,570	$274,407	$589,093	$566,405

Net income per common share
Basic	$2.89	$4.56	$11.55	$9.39
Diluted	$2.77	$4.39	$11.05	$9.05

Weighted average common shares and common share equivalents outstanding
Basic	48,997,791	60,156,219	50,993,316	60,295,144
Diluted	51,182,009	62,533,816	53,317,198	62,590,228

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	September 30,	December 31,
	2010	2009
Assets
Investments:
Fixed maturities available for sale, at market value (amortized cost: $9,411,927 and $9,227,432)	$9,810,102	$9,391,926
Short-term investments available for sale, at market value (amortized cost: $777,989 and $570,469)	780,671	571,489
Investment of funds received under securities lending agreements, at market value (amortized cost: $201,072 and $96,590)	200,020	91,160
TALF investments, at market value (amortized cost: $393,377 and $247,192)	410,881	250,265
Other investments (cost: $392,446 and $162,505)	418,411	172,172
Investment funds accounted for using the equity method	432,418	391,869
Total investments	12,052,503	10,868,881

Cash	365,997	334,571
Accrued investment income	79,180	70,673
Investment in joint venture (cost: $100,000)	104,347	102,855
Fixed maturities and short-term investments pledged under securities lending agreements, at market value	203,221	212,820
Securities purchased under agreements to resell using funds received under securities lending agreements	—	115,839
Premiums receivable	662,634	595,030
Unpaid losses and loss adjustment expenses recoverable	1,654,900	1,659,500
Paid losses and loss adjustment expenses recoverable	60,222	60,770
Prepaid reinsurance premiums	267,240	277,985
Deferred acquisition costs, net	297,250	280,372
Receivable for securities sold	1,329,508	187,171
Other assets	624,395	609,323
Total Assets	$17,701,397	$15,375,790

Liabilities
Reserve for losses and loss adjustment expenses	$8,054,677	$7,873,412
Unearned premiums	1,524,100	1,433,331
Reinsurance balances payable	130,274	156,500
Senior notes	300,000	300,000
Revolving credit agreement borrowings	125,000	100,000
TALF borrowings, at market value (par: $332,291 and $218,740)	331,797	217,565
Securities lending payable	209,411	219,116
Payable for securities purchased	1,649,462	136,381
Other liabilities	658,766	616,136
Total Liabilities	12,983,487	11,052,441

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares - Series A and B	325,000	325,000
Common shares ($0.01 par, shares issued: 53,143,560 and 54,761,678)	531	548
Additional paid-in capital	100,640	253,466
Retained earnings	4,194,902	3,605,809
Accumulated other comprehensive income, net of deferred income tax	388,370	138,526
Common shares held in treasury, at cost (shares: 3,918,189 and 0)	(291,533)	—
Total Shareholders’ Equity	4,717,910	4,323,349
Total Liabilities and Shareholders’ Equity	$17,701,397	$15,375,790